Exhibit 99
FOR IMMEDIATE RELEASE

CONTACT:	Frank A, Cappello Vice President — Finance and Chief Financial Officer 216-881-8600
SIFCO INDUSTRIES ANNOUNCES LEADERSHIP TRANSITION
•	Jeffrey Gotschall to retire as CEO, continue as non-executive chairman

•	Michael Lipscomb, former Argo-Tech Corporation CEO and SIFCO director, to become interim CEO

•	Company to shape strategy for ‘very strong future’
CLEVELAND — August 13, 2009 — SIFCO Industries, Inc. (NYSE Amex: SIF) (“SIFCO or Company”) announced today the retirement of Jeffrey P. Gotschall as Chief Executive Officer (“CEO”) and the appointment of Michael S. Lipscomb as interim CEO to assist the Company in shaping its future. The leadership transition is effective August 31, 2009.
“We plan to develop a strategy for SIFCO as strong and enduring as its past,” said Lipscomb.
(In a separate release, on August 12, 2009, the Company issued financial results for its fiscal 2009 third quarter, which ended June 30, 2009.)
Lipscomb is a former SIFCO director and previously served as Chairman and CEO of Argo-Tech Corporation, a leading supplier to the aerospace industry. Gotschall will remain employed by SIFCO and will serve as non-executive Chairman of the Board of Directors, where he will be available to support the management team and head the SIFCO Foundation.
Lipscomb said he anticipates serving in the interim position for approximately 12 to 24 months.
“My top priority in the coming months will be to work with the Board and SIFCO’s talented management team to determine the best long-term strategy for its three businesses,” he said. “As we crystallize the strategy for a very strong future, we will also identify the leadership qualities that will be requisite in the next CEO who will drive that strategy forward.” Reporting to Lipscomb will be:
•	Frank Cappello, Vice President — Finance and Chief Financial Officer

•	George Satava, General Manager of the SIFCO Applied Surface Concepts (ASC Group), its surface enhancement business, as well as the SIFCO Turbine Component

Services and Repair Group, its small aerospace turbine engine component repair business
•	James P. Woidke, General Manager of the Aerospace Component Manufacturing Group (ACM Group), SIFCO’s aerospace component forging business

•	Wendy Worthington, Director of Human Resources
Lipscomb, 63, currently owns a small aerospace business in Cleveland and a liquid natural gas pump manufacturing company in California. Previously, he led Argo-Tech Corporation through five bank refinancing transactions and four high-yield bond offerings, and successfully managed the sale of the company to Eaton Corporation in 2007. During his career, he has gained global industrial operating experience as a co-founder of Argo-Tech Corporation and a managing director at TRW, as well as in plant and engineering management roles at the Utica Tool Company. Lipscomb, who received his MBA from Furman University and his B.S. from Clemson University, has served on the boards of Altra Holdings, Argo-Tech Corporation, MAMCO Enterprises, Ruhlin Construction Company and Duradyne, as well as SIFCO, where he was Audit Committee Chair.
Gotschall, 61, has been Chairman of the Board of SIFCO since 2001 and CEO since 1990. He previously served as SIFCO’s CEO from 1986 to 1990, and from 1986 through 1989 as its Executive Vice President. From 1985 through 1989, he served as President of SIFCO Turbine Component Services.
“I have chosen to retire as CEO at a time when SIFCO’s future can be determined from a position of strength,” said Gotschall. “Further, the timing of my decision allowed the unique opportunity to bring the special expertise of Mike Lipscomb to our organization in order to help with my long-planned transition. I am extremely proud of what SIFCO has accomplished, including our ability to respond positively to the many challenges and opportunities this decade has presented to us. I look forward to supporting Mike and the SIFCO management team to chart a course for continued success.”
Alayne L. Reitman, lead outside director, said, “We thank Jeff for his many contributions to SIFCO. Over the past two decades, he has helped guide the Company’s growth and position it for continued success. At the same time, the Board has tremendous confidence in Mike Lipscomb’s ability to develop and begin to implement a growth strategy that takes full advantage of our strong financial condition and flexibility, as well as the strength of our core businesses and related competencies, even during a difficult economic period for the markets we serve. He has repeatedly demonstrated success in leading businesses through strategic transitions.”

On January 20, 2009, the Company announced its plan to explore strategic alternatives, including a divestiture, for SIFCO Turbine Component Services and Repair Group, located in Minneapolis, Minn., for the purpose of enhancing shareholder value; that process has not yet concluded.
SIFCO’s ACM Group, which represented $72.0 million of the Company’s $101.4 million in net sales in the fiscal year ended September 30, 2008, manufactures forged components, primarily in various steel and titanium alloys.
The ASC Group provides surface enhancement technologies principally related to selective electrochemical finishing and anodizing, and had $15.1 million in sales in fiscal 2008.
The Company previously divested its large aerospace and industrial turbine engine component repair businesses in fiscal 2006 and 2007, respectively.
Forward-Looking Language
Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, challenges associated with any management transition, competition and other uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings.